Exhibit (p)(1)

APPENDIX D

ARK ETF TRUST
ARK VENTURE FUND

ARK INVESTMENT MANAGEMENT LLC

JOINT CODE OF ETHICS

I.	INTRODUCTION

The Boards of Trustees (collectively, “Board”) of ARK ETF Trust and ARK Venture Fund (each, a “Trust”) and ARK Investment Management LLC (“Adviser”), in accordance with Rule 17j-1 under the Investment Company Act of 1940, as amended (“1940 Act”), and Rule 204A-1 under the Investment Advisers Act of 1940, as amended (“Advisers Act”), have approved and adopted this Joint Code of Ethics (“Code”) and have determined that this Code is reasonably designed to prevent Access Persons, as defined herein, from engaging in conduct prohibited by Rule 17j-1 and Rule 204A-1. The Adviser deems all Supervised Persons1 to be Access Persons and uses these terms interchangeably.  This Code also sets forth the general fiduciary principles to which all Supervised Persons are subject and establishes reporting requirements for Supervised Persons.  Certain capitalized terms used in this Code and not defined in the text herein are defined in Exhibit A.

A.	About the Trusts and the Adviser

The ARK ETF Trust is an investment company registered under the 1940 Act that consists of multiple series, each an exchange-traded fund, which are hereinafter referred to as the “Funds.”  Additional series of the Trust may be registered in the future; references herein to a “Fund” include the Funds and any such additional series.  ARK Venture Fund is a closed-end investment company structured as an “interval fund” organized as a Delaware statutory trust. ARK Venture Fund may also be referred to as a “Fund” in these procedures as context requires. The Adviser is the investment adviser for the Funds.  In adopting this Code, the Board took into consideration all of these facts.

1	“Supervised Persons” are partners, officers, and directors of the Adviser (or any other person occupying a similar status or performing similar functions), employees of the Adviser, or any other persons who provide investment advice on behalf of the Adviser and who are subject to the supervision and control of the Adviser

APPENDIX D

B.	Who is Covered by the Code

This Code applies to all employees (as defined below) and Access Persons of the Trusts and the Adviser.  Every officer and employee of the Fund’s investment adviser is an “Employee” and the following persons are “Access Persons”:

1.	Any Advisory Person[2] of a Fund and a Fund’s investment adviser.

2.	Any director, officer or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities (as defined under Rule 17j-1) by a Fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to a Fund regarding the purchase or sale of Covered Securities.[16]

3.	Any of the Adviser’s “Supervised Persons” (A) who has access to nonpublic information regarding any of an Advisory Client’s (as defined in Exhibit A) purchase or sale of securities, or nonpublic information regarding the portfolio holdings of a Fund; or (B) who is involved in making securities recommendations to Advisory Clients, or who has access to such recommendations that are nonpublic.[3]

II.	STATEMENT OF GENERAL FIDUCIARY PRINCIPLES AND STANDARDS OF BUSINESS CONDUCT OF THE ADVISER’S EMPLOYEES AND ACCESS PERSONS

The Adviser requires that its Employees and Access Persons conduct their personal investment activities in accordance with the following general fiduciary principles:

•	the duty at all times to place the interests of Advisory Clients and each Fund’s shareholders first;

•	the requirement that all personal securities transactions must be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

•	the fundamental standard that Adviser personnel should not take inappropriate advantage of their positions.

In view of the foregoing, the Adviser has determined to adopt this Code to specify a code of conduct for certain types of personal securities transactions which might involve conflicts of interest or an appearance of impropriety and to establish reporting requirements and enforcement procedures.

[2]	The term “Advisory Person” is defined in Rule 17j-1 as (i) any director, officer, general partner or employee of the Funds or investment adviser (or of any company in a control (as defined under Rule 17j-1) relationship to the Funds or investment adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Covered Securities by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Funds or investment adviser who obtains information concerning recommendations made to the Funds with regard to the purchase or sale of Covered Securities by the Funds.

[3]	The term “Access Person” does not include any person who is subject to securities transaction reporting requirements of a code of ethics adopted by the Distributor, which contains provisions that are substantially similar to those in this Code, and that is also in compliance with Rule 17j-1 under the 1940 Act.

APPENDIX D

Pursuant to Section 206 of the Advisers Act and Rule 17j-1of the 1940 Act, Employees and Access Persons are prohibited from engaging in fraudulent, deceptive or manipulative conduct.  The Adviser and its Employees and Access Persons have a duty of utmost good faith to act solely in the best interest of Advisory Clients.  The Adviser and its Access Persons are subject to the following specific fiduciary obligations when dealing with Advisory Clients:

•	to have a reasonable, independent basis for the investment advice provided;

•	to seek to achieve best execution for an Advisory Client’s transactions;

•	to ensure that investment advice is suitable; and

•	to be loyal to Advisory Clients.

All Employees and Access Persons of the Adviser are required to comply with all applicable federal securities laws at all times.

III.	RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES OF ALL EMPLOYEES AND ACCESS PERSONS

A.	General Policy

No Employee or Access Person shall, in connection with the direct or indirect purchase or sale of a Security “held or to be acquired”4 by an Advisory Client:

•	employ any device, scheme or artifice to defraud an Advisory Client;

•	make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they are made, not misleading;

•	engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon an Advisory Client; or

•	engage in any manipulative practice with respect to an Advisory Client.

[4]	With respect to an Advisory Client, a security “held or to be acquired” means (i) any Covered Security (as defined under Rule 17j-1(a)(4)) which, within the most recent 15 days: (A) is or has been held by an Advisory Client; or (B) is being or has been considered by an Advisory Client or its investment adviser for purchase by an Advisory Client; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security that is described in (i)(A) or (i)(B).

APPENDIX D

B.	Pre-Clearance of Investments in Initial Public Offerings

No Employee or Access Person may directly or indirectly acquire Beneficial Ownership in any Securities in an initial public offering (“IPO”) without obtaining, in advance of the transaction, clearance from the Chief Compliance Officer or his delegate (“CCO”).5

In order to obtain pre-clearance, each Employee or Access Person must complete and submit a Personal Trade Pre-clearance Request (“PTPR”) to the CCO.  The CCO must review each PTPR and record the decision regarding the request.  The general standards for granting or denying pre-clearance are discussed below, although the CCO retains authority to grant pre-clearance in exceptional circumstances for good cause.  If IPO pre-clearance is obtained, the approval is valid for the day on which it is granted.  The CCO may revoke a pre-clearance any time after it is granted and before the transaction is executed.

As a matter of policy, the Adviser’s Investment Team (as defined in Exhibit A) is prohibited from investing in IPOs. Pre-clearance, for the remainder of the Adviser’s Employees or Access Persons, typically will not be granted to transact in an IPO of an issuer (i) if such Security is included in an Advisory Client’s portfolio, on a day when the Security is “being considered for purchase or sale” for the Advisory Client; (ii) if such Security is not included in an Advisory Client’s portfolio but notice has been given that such Security will be added to an Advisory Client’s portfolio, until such time as the Adviser completes such transactions for the applicable Advisory Client’s portfolio; or (iii) when the CCO has been advised by the Adviser that the same Security is being considered for purchase or sale for an Advisory Client’s portfolio.

C.	Restrictions on Personal Securities Transactions of Access Persons Other than Independent Trustees

1.	Transactions in Funds Managed by the Adviser

Employees and Access Persons are permitted to transact in exchange-traded funds (“ETFs”) managed by the Adviser without obtaining pre-clearance. Employees and Access Persons may not purchase and sell the same actively managed ETF managed by the Adviser within any period of 30 calendar days. In determining the 30-calendar day holding period, the “last-in, first-out” methodology will be applied. All other ETFs managed by the Adviser do not have a required holding period.

Employees and Access Persons must obtain pre-clearance before transacting in the ARK Venture Fund. Transactions in the ARK Venture Fund will generally only be granted during open windows, which will occur at the discretion of the CCO. In order to obtain pre-clearance, an Employee or Access Person must complete and submit a PTPR to the CCO. If the transaction is approved, that approval is valid only for the day on which it is granted. The CCO may revoke a pre-clearance any time after it is granted and before the transaction is executed.

[5]	References in this Joint Code of Ethics to the CCO refer to the CCO of the Adviser, unless otherwise noted.

APPENDIX D

Short positions, both direct and synthetic, taken against any of the Adviser’s Funds, including the ARK Venture Fund, or associated pooled vehicles are strictly prohibited.

2.	Pre-clearance of Public Securities

Employees and Access Persons are subject to pre-clearance requirements before buying or selling Public Securities (as defined in Exhibit A), other than Exempt Securities, for any account in which they have any direct or indirect Beneficial Ownership. The general standards for granting or denying pre-clearance are discussed below, although the CCO6 retains authority to grant pre-clearance in exceptional circumstances for good cause.

In order to obtain pre-clearance, an Employee or Access Person must complete and submit a PTPR to the CCO.  If the transaction is approved, that approval is valid only for the day on which it is granted.  The CCO may revoke a pre-clearance any time after it is granted and before the transaction is executed.

As a matter of policy, no Employee or Access Person can buy a Security that is held in an Advisory Client’s portfolio. Employees or Access Persons can continue to hold, or maintain, these positions, however, they are not permitted to add to them and will need to receive pre-clearance from the CCO prior to selling. Employees and Access Persons not on the Adviser’s Investment Team are permitted to buy Public Securities, subject to pre-clearance by the CCO, unless such Security is held in an Advisory Client’s Portfolio.

For purposes of this Code, the Adviser has implemented a more stringent policy for its Employees and Access Persons who fall within the Investment Team. The Investment Team are prohibited from buying Public Securities within their Coverage Area (as defined in Exhibit A). They are permitted to hold, or maintain, existing Public Securities positions in their Coverage Area, however, cannot add to them and will need to receive pre-clearance from the CCO prior to selling. The Investment Team are permitted to buy Public Securities outside of their Coverage Area, subject to pre-clearance by the CCO, so long as such Security is not held in an Advisory Client’s Portfolio. Additionally, the Investment Team is limited to twenty-five (25) pre-clearable trades per month, which will be closely monitored by the CCO.

Pre-clearance on the sale of Securities typically will not be granted: i) on a day when the Security is being considered for purchase or sale by an Advisory Client; (ii) if such Security is not included in an Advisory Client’s portfolio but notice has been given, or the CCO is aware, that such Security will be added to an Advisory Client’s portfolio, until such time as the Adviser completes such transactions for the applicable Advisory Client’s portfolio on the day of the PTPR; (iii) if the Security is included on the Adviser’s Restricted List; or iv) if the CCO reasonably determines that it is in the best interest of the Adviser or its Clients.

[6]	The CCO may not pre-clear his own personal trades. Any pre-clearance required under this Code shall be performed by someone other than the person requesting pre-clearance for a personal transaction.

APPENDIX D

In determining whether to approve any PTPR, the CCO will consider, for example, whether the Employee or Access Person knew, or should have known, that the Security was being considered for purchase or sale by the Adviser for an Advisory Client on the day of the PTPR or that, as a result of a transaction, the Employee or Access Person would hold or sell more than 5% of the outstanding securities of the issuer in question. Additionally, for pre-clearances on purchases of Securities requested by the Investment Team, the CCO will determine whether the Security in question is within their Coverage Area. If the Security is in their Coverage Area, the request will be denied.

3.	Pre-clearance of Exchange Traded Funds Not Managed by the Adviser

Broad-Based Exchange Traded Funds (as defined in Exhibit A) not managed by the Adviser are Exempt Securities, therefore Employees and Access Persons are permitted to transact without pre-clearance.

Transactions in Narrow-Based Exchange Traded Funds (as defined in Exhibit A) not managed by the Adviser are subject to pre-clearance. In order to obtain pre-clearance, an Employee or Access Person must complete and submit a PTPR to the CCO. If the transaction is approved, that approval is valid only for the day on which it is granted. The CCO may revoke a pre-clearance any time after it is granted and before the transaction is executed.

In determining whether to approve a transaction of a Narrow-Based Exchange Traded Fund, the CCO will consider which issuer(s) hold a 20% or more concentration in the fund. If any of such issuers are held in an Advisory Client’s Portfolio, pre-clearance to purchase will typically not be granted. Pre-clearance of the sale of a Narrow-Based Exchange Traded Fund typically will not be granted: i) on a day when the 20% or more issuer(s) being considered for purchase or sale by an Advisory Client; (ii) if the issuer is included on the Adviser’s Restricted List; or iii) if the CCO reasonably determines that it is in the best interest of the Adviser or its Clients.

4.	Pre-clearance of Private Investments and Limited Offerings

Employees and Access Persons must obtain pre-clearance before transacting in any Private Investment and/or Limited Offering (as defined in Exhibit A)7 In order to obtain pre-clearance, an Employee or Access Person must complete and submit a Private Investment Pre-clearance Request to the CCO. Private Investment Pre-clearances do not expire after one day and are valid for a short window of time, generally not to exceed a week, after CCO approval is granted to allow Employees and Access Persons time to complete any necessary wire payments. The CCO may revoke a pre-clearance any time after it is granted and before the transaction is executed.

In determining whether to approve a transaction in a Private Investment, the CCO will consider if such investment may be in conflict with the activities or relationships of the Adviser and/or any Funds managed by the Adviser, including the ARK Venture Fund.

[7]	Employee transactions in direct or indirect private equity holdings of the Adviser, which were granted and/or approved by the Adviser, are not subject to pre-clearance by the CCO.

APPENDIX D

5.	Prohibition on Short-Term Trading

Employees and Access Persons may not purchase and sell, or sell and purchase, within any period of 30 calendar days, a Security, other than an Exempt Security. Additionally, Employees and Access Persons may not purchase and sell the same actively managed ETF managed by the Adviser within any period of 30 calendar days. If any such transactions occur, the Employee or Access Person may be required, at the discretion of the CCO, to disgorge any profits from the transactions for donation by the Adviser to charity.  In determining the 30-calendar day holding period, the “last-in, first-out” methodology will be applied.

6.	Prohibition on Short Sales and Similar Transactions

The Investment Team is prohibited from purchasing a put option or selling a call option, selling short or otherwise taking a direct or synthetic short position, either directly or through any Beneficial Ownership, in any Security. The remainder of the Adviser’s Employees and Access Persons are only permitted to partake in the aforementioned transactions if such transaction does not involve an issuer that is held in an Advisory Client’s portfolio and is pre-cleared and approved by the CCO. Short positions, both direct and synthetic, taken against any of the Adviser’s Funds, including the ARK Venture Fund, or associated pooled vehicles are strictly prohibited.

7.	Digital Assets

Consistent with current laws and regulations, the Adviser does not deem digital assets, such as cryptocurrencies, to be reportable securities. Furthermore, the Adviser has not identified material conflicts between employee trading of digital assets and its fiduciary duties to Clients. As such, Employees and Access Persons are permitted to transact without pre-clearance.

However, the Adviser continues to evaluate whether employee trading of digital assets could create conflicts and therefore requires reporting of investment transactions. On a quarterly basis, Employees and Access Persons must provide the CCO with all digital asset transactions that occurred during the previous quarter.  The CCO will continue to evaluate whether employee trading of digital asserts creates material conflicts with the activities of the Adviser.

8.	Securities Held in Accounts Over Which an Employee or Access Person Has No Direct Influence or Control

The CCO may, in his or her sole discretion, grant a waiver of the pre-clearance requirements set forth in Sections III.C.1., III.C.2., III.C.3., III.C.5 and III.C.6 above for any account over which an Employee or Access Person does not have direct or indirect influence or control.

APPENDIX D

Prior to granting such a waiver, the CCO shall determine whether an Employee or Access Person has direct or indirect influence or control over the account. In making such determination, the CCO shall:

1.	provide the Employee or Access Person with a clear definition of “no direct or indirect influence or control”; and

2.	obtain information about the relationship between the trustee or discretionary third-party manager of the account and the Employee or Access Person (i.e., whether the trustee or third-party manager is an independent professional versus a friend or relative, and whether the trustee or third-party manager is employed by firm that was unaffiliated or affiliated with the Adviser).

D.	Immediate Family Members of Employees and Access Persons

Immediate Family Members (as defined in Exhibit A) of Employees and Access Persons are covered under this Code. Immediate Family Members are required to follow the same personal trading and pre-clearance rules as those Employees not on the Investment Team, as outlined above. The Investment Team may not influence, or direct, trades made by Immediate Family Members. References to the rules applicable to Employees and Access Persons in this Code also include Immediate Family Members, unless otherwise noted.

E.	Restrictions on Personal Securities Transactions & Reporting Requirements for Independent Trustees of the Trust

The Trusts recognize that its Independent Trustees do not have on-going, day-to-day involvement with the operations of the Trusts and are not involved in decisions regarding Funds’ portfolio transactions.  In addition, it is the practice of the Trusts to give information about Securities purchased or sold by a Fund, or considered for purchase and sale by a Fund, to the Independent Trustees in materials circulated at least 15 days after such Securities are purchased or sold by a Fund or are considered for purchase or sale by a Fund.  As such, the Trusts believes the Independent Trustees are not subject to the initial, quarterly and annual reporting requirements under Rule 17j-1, described below, and can avail of the related exceptions written into the Rule since they are not deemed to be an “interested person”8 of the Funds and, as previously mentioned, are not involved in the daily operations or decision making of the Funds’ portfolio transactions.  Accordingly, the pre-clearance requirements, short-term trading and short sale restrictions contained in Section III.C. above shall also not apply to the Independent Trustees.

[8]	As defined within Section 2(a)(19) of the Investment Company Act

APPENDIX D

IV.	REPORTING REQUIREMENTS AND PROCEDURES

In order to provide the Trusts and the Adviser with information to enable them to determine with reasonable assurance whether the provisions of this Code are being observed by all Employees and Access Persons, the following reporting requirements regarding personal securities transactions apply.  The Adviser has designated the CCO as the person responsible for receiving from and reviewing the reports of the Adviser’s Employees and Access Persons as detailed in this paragraph IV.9

A.	Reporting Requirements for Employees and Access Persons

1.        Initial and Annual Holdings Reports: Within ten (10) days after a person becomes an Employee or Access Person, and annually thereafter, such person shall submit to the CCO a completed Initial/Annual Holdings Report.  Each holdings report must contain, at a minimum, (a) the title and type of Security, and, as applicable, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Security (other than an Exempt Security) in which the person has any direct or indirect Beneficial Ownership; (b) the name of any broker, dealer or bank with whom the person maintains an account in which any securities are held for the person’s direct or indirect benefit; and (c) the date the person submits the report.  The Initial Holdings Report must be current as of a date no more than 45 days prior to the date the person became an Employee or Access Person and the Annual Holdings Report shall be submitted no later than January 31 and must be current as of a date no more than 45 days prior to the date the report is submitted. An Employee or Access Person need not submit an Annual Holdings Report under this paragraph if all of the information required by this paragraph is contained in the employee’s brokerage statements.

2.        Quarterly Report:  On a quarterly basis, each Employee or Access Person shall submit reports to the CCO showing all transactions in Securities (other than Exempt Securities) in which the person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership, as well as all accounts established with brokers, dealers or banks during the quarter in which any securities were held for the direct or indirect beneficial interest of the person. Such reports shall be filed no later than 30 days after the end of each calendar quarter.  The Quarterly Report must include the date on which such report was submitted to the CCO. An Employee or Access Person need not make a Quarterly Report under this paragraph if all of the information required by this paragraph is contained in their brokerage statements.

[9]	The CCO may not review their own personal reports. Any review required under this Code shall be performed by someone other than the person submitting the report.

APPENDIX D

B.          Exception to Reporting Requirements for Employees and Access Persons – Securities Held in Accounts Over Which an Employee or Access Person Has No Direct Influence or Control

With respect to any account for which a waiver is granted pursuant to Section III.C.8., the CCO shall:

1.	obtain periodic certifications by the Employee or Access Person and the trustee or discretionary third-party manager of the account regarding the Employee’s or Access Person’s influence or control over the account; and

2.	on a sample basis, request reports on holdings and/or transactions made in the account to identify transactions that would have been prohibited pursuant to this Code, absent reliance on the waiver granted pursuant to this Section IV.B and Section III.C.8.

In addition, the CCO, in his or her sole discretion, may require specific certifications from the Employee or Access Person, such as the following:

1.	that the Employee or Access Person did not suggest that the trustee or discretionary third-party manager make any particular purchases or sales of securities for the account during a specified time period;

2.	that the Employee or Access Person did not direct the trustee or discretionary third-party manager to make any particular purchases or sales of securities for the account during a specified time period; and/or

3.	that the Employee or Access Person did not consult with the trustee or discretionary third-party manager as to the particular allocation of investments to be made in the account during a specified time period.

V.	ADMINISTRATION OF THE CODE

A.         CCO’s Duties and Responsibilities

1.	The CCO shall promptly provide all Employees and Access Persons with a copy of the Code: i) initially upon hire; ii) in the event of any amendments; and iii) annually thereafter. All Employees and Access Persons are also required to complete an Acknowledgment Form confirming receipt and understanding of the Code within ten (10) days of becoming subject to this Code, upon receipt of any amendments and by January 31 each year thereafter.

2.	The CCO will, on a quarterly basis, compare all PTPRs and reported personal securities transactions against Employee/Access Person brokerage statements to determine whether a Code violation may have occurred. The CCO may request additional information or take any other appropriate measure that he or she decides is necessary to aid in this determination.

3.	If the CCO finds that a Code violation occurred, the CCO must report the violation to the Board.

APPENDIX D

B.          The Board’s Duties and Responsibilities

1.      The Board, including a majority of the Independent Trustees, must approve this Code before retaining the Adviser’s services;

2.      The Board must approve all material changes to this Code no later than six (6) months after adoption of the material change; and

C.          The Adviser’s Duties and Responsibilities

At least annually, the Adviser shall furnish to the Board, and the Board shall consider, a written report that describes any issues arising under this Code since the previous report, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and certifies that the Adviser has adopted procedures reasonably necessary to prevent its Access Persons from violating the Code.

VI.	RECORDKEEPING

The CCO will maintain records as set forth below.  These records will be maintained in accordance with Rule 17j-1 under the 1940 Act and Rule 204 under the Advisers Act and the following requirements.  They will be available for examination by representatives of the Securities and Exchange Commission (“SEC”) and other regulatory agencies.

A.    A copy of this Code and any other code adopted by the Adviser or the Trusts which is, or at any time within the past five (5) years has been, in effect will be preserved in an easily accessible place.

B.    A record of any Code violation and of any action taken as a result of the violation will be preserved in an easily accessible place for a period of at least five (5) years following the end of the fiscal year in which the violation occurred.

C.     A copy of each report submitted by an Employee or Access Person under this Code will be preserved for a period of at least five (5) years from the end of the fiscal year in which the report is made or the information is provided, for the first two years in an easily accessible place.

D.    A copy of each annual issues report and accompanying certification, as required by this Code, must be maintained for at least five (5) years from the end of the fiscal year in which it is made, for the first two (2) years in any easily accessible place.

A.    A record of any decision, and the reasons supporting the decision, to approve the acquisition by an Employee or Access person of any Securities in an IPO or Limited Offering, for at least five (5) years from the end of the fiscal year in which the approval is granted.

APPENDIX D

VI.MISCELLANEOUS

A.    Confidentiality

The Adviser and the Trusts will endeavor to maintain the confidentiality of all PTPRs and any other information filed pursuant to this Code.  Such reports and related information, however, may be produced to the SEC and other regulatory agencies.

B.     The “should have known” standard

For purposes of this Code, the “should have known” standard does not:

•	imply a duty of inquiry;

•	presume that the individual should have deduced or extrapolated from discussions or memoranda dealing with a Fund’s investment strategies; or

•	impute knowledge from the individual’s awareness of a Fund’s portfolio holdings (including the daily publication of the portfolio holdings of the Funds), market considerations, benchmark index, or investment policies, objectives and restrictions.

Adopted:    June 30, 2014

Amended:  December 9, 2014

Amended:  February 16, 2016

Amended: June 12, 2017

Amended: January 26, 2018

Amended: January 25, 2019

Amended: May 29, 2020

Amended: June 1, 2021

Amended: April 27, 2022

Amended: October 2, 2023

Amended: June 26, 2025

Amended: September 23, 2025

APPENDIX D

EXHIBIT A

GLOSSARY

Advisory Client: Any client (including the Trusts and any other investment companies, private funds or managed accounts) for which the Adviser serves as an investment adviser or sub-adviser, renders investment advice or makes investment decisions.

Beneficial Owner: Any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in any class of equity securities.  Pecuniary interest in any class of equity securities means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in such securities.  “Indirect” pecuniary interest includes: (A) securities held by members of a person’s immediately family sharing the same household; (B) a general partner’s proportionate interest in the portfolio securities held by a general or limited partnership; (C) certain performance-related fees; (D) a person’s right to dividends that is separated or separable from the underlying securities; (E) a person’s interest in securities held by a trust; and (F) a person’s right to acquire equity securities through the exercise or conversion of any derivative security, whether or not presently exercisable.

Broad-based Exchange Traded Fund: Exchange Traded Funds (“ETFs”) that hold no more than 20% concentration in a single issuer.

Coverage Area: Coverage Area refers to companies (and their Public Securities) that fall within the specific sector(s), industry(ies), strategy(ies) and/or technology(ies) that the Employees and Access Persons on the Adviser’s Investment Team specialize in. The companies that fall within the Coverage Area for each member of the Investment Team are at the ultimate discretion of the CCO.

Exempt Securities: Those Securities listed as exempt on Exhibit B.

Immediate Family Member: Any spouse, child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships) residing in the same household. Immediate Family shall also include any other relationship (whether or not recognized by law) that the CCO determines could lead to the possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety which this Code is intended to prevent.

Investment Team: The Adviser’s Portfolio Manager, Associate Portfolio Manager, Traders (including the Director of Operations), Directors of Research and Research Analysts, including Research Associates and Analyst Interns, Director of Investment Analysis and Institutional Strategies, Chief Investment Strategist and Chief Futurist.

Limited Offering: An offering that is exempt from registration under the Securities Act of 1933, as amended (“1933 Act”), pursuant to Section 4(2) or Section 4(5) or pursuant to Rule 504, Rule 505, or Rule 506 under the 1933 Act.

APPENDIX D

Narrow-based Exchange Traded Fund: ETFs that hold more than 20% concentration in a single issuer(s).

Private Investment: Investments made in companies that are not publicly traded on a stock or bond exchange. Examples of Private Investments include, but are not limited to, investments in private companies, private equity funds, venture funds, and hedge funds.

Security: A “security” as defined under Section 3(a)(10) of the Securities Exchange Act of 1934, as amended, Section 202(a)(18) of the Investment Advisers Act of 1940, as amended, or Section 2(a)(36) of the Investment Company Act of 1940, as amended.  Examples include, but are not limited to, any note, stock, treasury stock, security future, financial futures contract or option thereon, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any “security” (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange related to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing.  “Security” shall include any warrant for, option in, or “security” or other instrument immediately convertible into or whose value is derived from that “security” and any instrument or right which is equivalent to that “security.”  The definition of “Security” applies regardless of the registration status or domicile of registration of said Security (i.e., the term Security includes both private placements/limited offerings and publicly traded securities as well as domestic and foreign securities).

APPENDIX D

EXHIBIT B

Exempt Securities

Type of Security	Exempt from Initial and Annual Holdings Reports and Quarterly Transaction Reports*	Exempt from Pre-Clearance Requirement*
Direct Obligations of the Government of the United States	Yes	Yes
Bankers’ Acceptances	Yes	Yes
Bank Certificates of Deposit	Yes	Yes
Commercial Paper	Yes	Yes
High Quality Short-Term Debt Instruments	Yes	Yes
Repurchase Agreements	Yes	Yes
Mutual Funds	No	Yes
Shares Issued by Money Market Funds	Yes	Yes
Broad-based Exchange Traded Funds (not including any other fund advised or sub-advised by ARK Investment Management LLC)	No	Yes
Exchange Traded Notes	No	Yes
Purchases of an Exchange Traded Fund managed by ARK Investment Management LLC in any amount	No	Yes
Qualified tuition programs established pursuant to Section 529 of the Internal Revenue Code of 1986 (not including 529 Plans for which the Adviser or a control affiliate manages, distributes, markets or underwrites the Plan or the investment and strategies underlying the Plan that is a college savings plan)	Yes	Yes
Long options (buying a call or selling a put) on Exempt Securities	No	Yes
Long options (buying a call or selling a put) on Exchange Traded Fund managed by ARK Investment Management LLC	No	Yes

* For purposes of determining whether a particular security is an Exempt Security, if you believe such security may be exempt but it is not listed in the chart in this Exhibit B, you must consult with the Chief Compliance Officer (“CCO”) of ARK Investment Management LLC who will determine whether the security in question is an Exempt Security.